  Exhibit 12.1

November 2, 2016

HC Government Realty Trust, Inc.
c/o Mr. Edwin M. Stanton
1819 Main Street, Suite 212
Sarasota, FL 34236

Re: Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special Maryland counsel to HC Government Realty Trust, Inc., a Maryland corporation (the “REIT”) in connection with the Offering Statement on Form 1-A, File No. 024-10563 (as amended or supplemented, the “Offering Statement”), filed by the REIT with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation A promulgated thereunder, relating to the offering by the REIT of up to $30,000,000 of the REIT’s common stock (the “Shares”).

This opinion letter is being delivered in accordance with Item 17 of Form 1-A under the Securities Act. We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the REIT.

The opinion set forth below is limited to the Maryland General Corporate Law (which includes reported judicial decisions interpreting the Maryland General Corporate Law). We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included as Exhibit 4.1 to the Offering Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement.

Very truly yours, /s/ Kaplan Voekler Cunningham & Frank, PLC